EXHIBIT 3.1

MEDALIST DIVERSIFIED, INC.

ARTICLES OF AMENDMENT

Medalist Diversified, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Corporation desires to, and does hereby, amend the charter (the “Amendment”) of the Corporation as currently in effect (the “Charter”) by inserting each of the following definitions in Article IV in applicable alphabetical order in the list of definitions contained therein as updated pursuant to Article Second of these Articles of Amendment.

“Acquire” or “Acquisition” and similar terms mean the direct or indirect acquisition of record, legal, beneficial or any other ownership of Shares by any means, including (a) the exercise of any rights under any option, warrant, convertible security, pledge or other security interest or similar right to acquire shares or (b) the entering into of any swap, hedge or other arrangement that results in the acquisition of any of the economic consequences of ownership of Shares if, as a result of such direct or indirect acquisition, the acquirer would be considered an owner of Shares under the direct, indirect or constructive ownership rules of Section 382 of the Code.

“Agent” shall have the meaning set forth in Section 6.1.2(b).

“Controlled Person” shall have the meaning set forth in Section 6.1.2(f).

“DTC” shall mean The Depository Trust Company, or any successor performing substantially the same function for the Corporation.

“Effective Date” means the date of acceptance for record by the State Department of Assessments and Taxation of Maryland of the Articles of Amendment to the charter of the Corporation first containing this provision.

“Entity” means an entity within the meaning of Treasury Regulation Section 1.382–3(a)(1) (or any successor provision).

“Exempt Person” means any Person designated by the Board as an Exempt Person, subject to the terms of such designation.

“Exempt Person Ownership Cap” means, with respect to any Exempt Person, the maximum number of shares that may be owned or acquired by such Exempt Person as determined from time to time by the Board, subject to the terms of such determination.

“Excess Shares” shall have the meaning set forth in Section 6.1.2(a).

“4.9-Percent Shareholder” means a Person that is identified as a “5-percent shareholder” of the Shares pursuant to Treasury Regulation Section 1.382–2T(g)(1) (or any successor provision) , as applied by replacing "5-percent" with "4.9-percent," where applicable, but excluding (a) any “direct public group” with respect to the Corporation, as that term is defined in Treasury Regulation Section 1.382–2T(j)(2)(ii) (or any successor provision) or (b) any Exempt Person.

“Percentage Stock Ownership” and similar terms means the direct and indirect percentage stock ownership of any Person for purposes of Section 382 of the Code as determined in accordance with Treasury Regulation Section 1.382–2T(g), (h), (j) and (k) and Treasury Regulations Section 1.382-4 (or any successor provisions) including any ownership by application of constructive ownership rules.

“Person” means an individual, corporation, estate, trust, association, limited liability company, partnership, joint venture or similar organization, and also includes a group of Persons that is an “entity” within the meaning of

Treasury Regulation Section 1.382-3(a)(1) (or any successor provision), and shall include any successor (by merger or otherwise) of such entity or group.

“Prohibited Distributions” shall have the meaning set forth in Section 6.1.2 (b).

“Prohibited Transfer” shall have the meaning set forth in Section 6.1.1(a).

“Purported Transferee” shall have the meaning set forth in Section 6.1.2(a).

“Request” shall have the meaning set forth in Section 6.1.1(b).

“Restriction Release Date” means such date, after the Effective Date, that (i) the repeal of Section 382 of the Code or any successor statute occurs if the Board determines that Section 6.1 of Article VI is no longer necessary for the preservation of Tax Benefits, (ii) is the beginning of a taxable year of the Company to which the Board determines that no Tax Benefits may be carried forward, or (iii)  as the Board determines that a limitation on the use of the Tax Benefits under Section 382 of the Code would no longer be a material benefit to the Company.

“Restricted Holder” means a Person that (a) is a 4.9-Percent Shareholder and Acquires or proposes to Acquire additional Shares, (b) is an Exempt Person and Acquires or proposes to Acquire additional Shares in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, or (c) is proposing to Acquire Shares, and after such proposed Acquisition of Shares, would be a 4.9-Percent Shareholder.

“Security” or “Securities” shall have the meaning set forth in Section 6.1.2(d).

“Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation Section 1.382–2T(f)(18) (or any successor provision).

“Tax Benefits” means all net operating loss carryovers, capital loss carryovers, general business credit carryovers, carryovers of disallowed business interest described in Section 163(j)(2) of the Code, alternative minimum tax credit carryovers and foreign tax credit carryovers, if any, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of Section 382 of the Code and the Treasury Regulations promulgated thereunder, of the Corporation or any of its subsidiaries.

“Transfer” means any direct or indirect Acquisition, sale, transfer, assignment, conveyance, pledge or other disposition or other action in any manner whatsoever, whether voluntary or involuntary, by operation of law or otherwise, by an Person that alters the Percentage Stock Ownership of any Person, or any attempt to do any of the foregoing. A Transfer shall also include the creation or grant of an option (including within the meaning of Treasury Regulation Section 1.382-2T(h)(4)(v) or Treasury Regulation Section 1.382-4(d) (or any successor provision)). A Transfer shall include a repurchase of Shares by the Corporation but shall not include an issuance or grant of Shares by the Corporation.

“Treasury Regulation” means a Treasury Regulation promulgated under the Code.

SECOND: The Corporation desires to, and does hereby, amend the Charter by deleting the following defined terms in Article IV.

“Aggregate Share Ownership Limit”

“Charitable Beneficiary”

“Common Share Ownership Limit”

“Excepted Hoder”

“Excepted Holder Limit”

“Ownership Limits”

“REIT Provisions of the Code”

“Restriction Termination Date”

THIRD: The Corporation desires to, and does hereby, amend the Charter by deleting Article VI in its entirety and inserting the following new Article VI.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 6.1.1 Preservation of Tax Benefits.

(a)	In order to preserve the Tax Benefits, from and after the Effective Date and before the Restriction Release Date, no Transfer other than to the Corporation or other than as approved by the Board of Directors of the Corporation in accordance with Section 6.1.1(b) of the Charter shall be permitted, and any such purported Transfer shall be null and void ab initio, as to the amount of any such purported Transfer of Shares that causes, after giving effect to such purported Transfer (or any series of Transfers of which such Transfer is a part), (i) any Person who is not a 4.9-Percent Shareholder to become a 4.9-Percent Shareholder, (ii) the Percentage Stock Ownership interest in the Corporation of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person (each, a “Prohibited Transfer”). The prior sentence is not intended to prevent the Shares from being DTC-eligible and shall not preclude the settlement of any transactions in the Shares entered into through the facilities of a national securities exchange or any national securities quotation system, provided, that if the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer.

(b)	The restrictions contained in this Section 6.1.1 are for the purposes of reducing the risk that any “ownership change” (as defined in Section 382 of the Code) of the Shares may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, a Restricted Holder who proposes to Acquire Shares shall, before the date of such proposed Acquisition, request in writing (a “Request”) that the Board of Directors of the Corporation (or a duly authorized committee thereof) review such proposed Acquisition and authorize or not authorize such proposed Acquisition in accordance with this Section 6.1.1(b)). A Request shall be made in accordance with this Section 6.1.1(b) and shall be delivered by e-mail to the Chief Financial Officer of the Corporation or by registered mail, return receipt requested, to the Chief Financial Officer of the Corporation at the principal executive offices of the Corporation. Such Request shall be deemed to have been received by the Corporation only when actually received by the Corporation. To be made in accordance with this Section 6.1.1(b), a Request shall include (i) the name, address and telephone number of the Restricted Holder, (ii) a description of the Restricted Holder’s existing direct and indirect ownership of Shares, together with such ownership of all affiliates and associates of the Restricted Holder, (iii) a description of the Shares that the Restricted Holder proposes to Acquire, (iv) the date on which such proposed Acquisition is expected to take place (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (v) the name, address and telephone number of the proposed transferor of the Shares that the Restricted Holder proposes to Acquire (or, if such Acquisition is proposed to be made in a transaction on a national securities exchange or any national securities quotation system, a statement to that effect), (vi) a reasonably detailed description of the Acquisition, and (vii) a request that the Board of Directors authorize, if appropriate, such Acquisition pursuant to this Section 6.1.1(b). The Board of Directors may authorize an Acquisition by a Restricted Holder, if it determines in its sole discretion, that, such Acquisition will not be likely to directly or indirectly limit the availability to the Corporation of the Tax Benefits or is otherwise in the best interests of the Corporation and, in such case, the restrictions set forth in Section 6.1.1(a) shall not apply to such Acquisition. If the Board of Directors authorizes an Acquisition by a Restricted Holder, it may, in its sole discretion, deem such Restricted

Holder to be an Exempt Person (and to determine the deemed Exempt Person Initial Ownership) under this Article VI. The Board of Directors may determine not to authorize a proposed Acquisition by a Restricted Holder and such proposed Acquisition will remain a Prohibited Transfer. Any determination to authorize a proposed Acquisition by a Restricted Holder granted hereunder may be granted in whole or in part, may be given prospectively or retroactively, and may be subject to any limitations or conditions (including restrictions on the ability of the Restricted Holder to subsequently transfer Shares acquired through such authorized Acquisition), in each case as and to the extent the Board shall determine in its sole discretion. In addition, the Board of Directors may, in its sole discretion, require representations from the Restricted Holder or an opinion of counsel to be rendered by counsel selected by the Board of Directors, that the Transfer will not result in the application of any limitations under Section 382 of the Code on the use of the Tax Benefits or other matters that the Board of Directors may determine. Any Restricted Holder who makes a Request to the Board of Directors shall reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to any proposed Acquisition of Shares, including the Corporation’s costs and expenses incurred in determining whether to authorize the proposed Acquisition, which costs may include any expenses of counsel and/or tax advisors engaged by the Board of Directors to advise the Board of Directors or deliver an opinion thereto.

Section 6.1.2 Treatment of Excess Shares.

(a)No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Shares that are the subject of the Prohibited Transfer (the “Excess Shares”). The Purported Transferee shall not be entitled with respect to such Excess Shares to any rights of a stockholder of the Corporation, including the rights to vote such Excess Shares and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Shares have been acquired in a Transfer that is not a Prohibited Transfer, such Shares shall cease to be Excess Shares.

(b)If the Board of Directors determines that a Prohibited Transfer has been recorded by an agent or employee of the Corporation notwithstanding the prohibition in Section 6.1.1(a), such recording and the Prohibited Transfer shall be null and void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall Transfer or cause to be Transferred any certificate or other evidence of ownership of the Excess Shares within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Shares (the “Prohibited Distributions”), to an agent designated by the Board of Directors (the “Agent”). In the event of an attempted Prohibited Transfer involving the purchase or Acquisition of Shares in violation of this Article VI by a Restricted Holder, the Agent shall thereupon sell to a buyer or buyers, which may include the Corporation or the purported transferor, the Excess Shares transferred to it in one or more arm’s-length transactions (including over a national securities exchange or national securities quotation system on which the Shares may be traded); provided, however, that the Agent, in its sole discretion, shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if the Agent determines such sale or sales could disrupt the market for the Shares, could adversely affect the value of the Shares or may be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Shares before receiving the Corporation’s demand to surrender the Excess Shares to the Agent, the Purported Transferee shall be deemed to have sold the Excess Shares for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, unless the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6.1.2(c) if the Agent, rather than the Purported Transferee, had resold the Excess Shares.

(c)The Agent shall apply any proceeds of a sale by it of Excess Shares and, if the Purported Transferee had previously resold the Excess Shares, any amounts received by it from a Purported Transferee, as follows: (i) first, to reimburse itself to the extent necessary to cover its costs and expenses incurred in accordance with its duties hereunder; (ii) second, to reimburse the Purported Transferee for the amounts paid by the Purported Transferee for the Excess Shares (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, calculated on the basis of the closing market price for the Shares on the day before the Prohibited Transfer), and (iii) third, the remainder, if any, to the original transferor, or, if the original transferor cannot be readily identified, to an entity designated by the Corporation’s Board of Directors that is described in Section 501(c) of the Code, contributions to which must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. The recourse of any Purported Transferee with respect to any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (ii) of this Section 6.1.2(c). Except as may be required by law, in no event shall the proceeds of any sale of Excess Shares pursuant to this Section 6.1 inure to the benefit of the Corporation or the Agent, except to the extent used to cover expenses incurred by the Agent in performing its duties hereunder.

(d)In the event of any Transfer to the Corporation, or any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Maryland law (“Securities,” and individually, a “Security”), that would in either case cause (i) any Person to become a 4.9-Percent Shareholder or (ii) the Percentage Stock Ownership interest of any 4.9-Percent Shareholder to increase, or (iii) the Percentage Stock Ownership of any Exempt Person to increase in excess of or in violation of the Exempt Person Ownership Cap of such Exempt Person, the application of Section 6.1.2(b) and Section 6.1.2(c) shall be modified as described in this Section 6.1.2(d). In such case, no such 4.9-Percent Shareholder shall be required to dispose of any interest that is not a Security, but such 4.9-Percent Shareholder and/or any Person whose ownership of Securities is attributed to such 4.9-Percent Shareholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-Percent Shareholder, after such disposition, not to be in violation of Section 6.1.1. Such disposition shall be deemed to occur simultaneously with the purported Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Shares and shall be disposed of through the Agent as provided in Section 6.1.2(b) and Section 6.1.2(c), except that the maximum aggregate amount payable either to such 4.9-Percent Shareholder, or to such other Person that was the direct holder of such Excess Shares, in connection with such sale shall be the fair market value of such Excess Shares at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Shares shall be paid out of any amounts due such 4.9-Percent Shareholder or such other Person. The purpose of this Section 6.1.2(d) is to extend the restrictions in Section 6.1.1(a) and Section 6.1.2(a) to situations in which there is a 4.9-Percent Shareholder without a direct Transfer of Securities, and this Section 6.1.2(d), along with the other provisions of Section 6.1.1, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Shares. Nothing in Section 6.1.1 shall (i) be deemed inconsistent with any purported Transfer of the Excess Shares provided in Section 6.1.1 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in Section 6.1.1 to constitute a waiver or loss of any right of the Corporation under this Section 6.1. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.1.

(e)If the Purported Transferee fails to surrender the Excess Shares or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a demand pursuant to Section 6.1.2(b) or any written demand with respect to a deemed disposition pursuant to Section 6.1.2(d), then the Corporation may take any actions it deems necessary to enforce the provisions hereof, including the institution of legal proceedings to compel such surrender.

(f)If any Person shall knowingly violate, or knowingly cause any other Person under control of such Person (a “Controlled Person”) to violate this Section 6.1 (including failure to surrender the Excess Shares or the proceeds of a sale thereof as demanded by the Corporation pursuant to Section 6.1.2(e)), then that Person and any Controlled Person shall be jointly and severally liable to the Corporation for, and shall indemnify and hold the Corporation harmless against, any and all losses and damages suffered as a result of such violation, including any attorneys’ and auditors’ fees incurred in connection with such violation.

Section 6.1.3Legends; Compliance.

(a)All certificates reflecting Shares on or after the Effective Date shall, until the Restriction Release Date, bear a conspicuous legend in substantially the following form:

THE TRANSFER OF SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTION PURSUANT TO ARTICLE VI OF THE CHARTER OF MEDALIST DIVERSIFIED, INC., AS AMENDED, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS. IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER THE EXCESS SHARES (AS DEFINED IN THE CHARTER) TO THE CORPORATION’S AGENT.

(b)The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6.1 for any uncertificated Shares or Shares held in an indirect holding system. As a condition to the registration of the Transfer of any Shares, any Person who is a beneficial, legal or record holder of Shares, and any proposed transferee of such Shares and any Person controlling, controlled by or under common control with the proposed transferee of such Shares, shall provide such information as the Corporation may request from time to time in order to determine compliance with this Section 6.1 or the status of the Tax Benefits of the Corporation.

(c)Nothing contained in this Section 6.1 shall limit the authority of the Board of Directors of the Corporation to take such other action to the extent permitted by law as it deems necessary or advisable to preserve the Corporation’s Tax Benefits. The Board of Directors of the Corporation shall have the power to determine all matters necessary for determining compliance with this Article VI, including determining (i) the identification of 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (ii) whether a Transfer or proposed Transfer is a Prohibited Transfer and whether to grant an exception thereto under Section 6.1.1(b), (iii) the Percentage Stock Ownership in the Corporation of any 4.9-Percent Shareholders, Exempt Persons and Restricted Holders, (iv) whether an instrument constitutes a Corporation Security, (v) the amount (or fair market value) due to a Purported Transferee, (vi) whether compliance with any restriction or limitation on stock ownership and Transfers are no longer required for preservation of Tax Benefits, (vii) the interpretation of the provisions of this Section 6.1 and the applicability to stockholders of the Corporation of the restrictions on Transfer set forth herein, including the establishment of presumptions and procedures related thereto, and the correction or clarification of any errors or ambiguities therein, and (viii) any other matters which the Board of Directors deems relevant. Without limiting the generality of the foregoing, for the purposes of determining the existence and identity of, and the amount of Shares owned by, any Person, the Corporation and the Board of Directors are entitled to rely on (a) the existence and absence of filings of Schedule 13D, Schedule 13F, or Schedule 13G under the Exchange Act (or any similar schedules) as of any date, and (b) its actual knowledge of the ownership of the Shares. In the case of an ambiguity in the application of any of the provisions of this Section 6.1, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event that Article VI requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the express provisions of this Section 6.1. All such actions, calculations, interpretations and determinations that are done or made by the Board of Directors in good faith shall be final, conclusive and binding on the Corporation, the Agent, and all other parties to a Transfer. The Board of Directors may delegate all or any portion of its duties and powers under this Section 6.1 to a committee of the Board of Directors as it deems advisable or necessary.

(d)Nothing contained in this Section 6.1 shall be construed to give any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6.1. This Section 6.1 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(e)With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent provided under this Section 6.1, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

(f)If any provision of this Section 6.1 or the application of any such provision to any Person or under any circumstances shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 6.1 of the Charter.

(g) The Board shall at least annually consider whether to make the determination provided by clause (iii) of the definition of Restriction Release Date in light of all relevant factors, including the amount and anticipated utilization of the Corporation’s Tax Benefits and the Corporation’s market capitalization.

FOURTH: The amendments to the Charter as set forth above have been duly advised by at least a majority of the entire Board of Directors as required by law and were as duly approved by the stockholders of the Corporation in the manner and by the vote required by the Maryland General Corporation Law and the Charter.

FIFTH: There has been no increase in the authorized shares of stock of the Corporation effected by the amendments to the Charter as set forth above.

SIXTH: These Articles of Amendment shall become effective at 5:01 p.m., Eastern Time, on [DATE], 2026 (the “Effective Time”).

SEVENTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Chief Financial Officer on this 16th day of June 2026.

ATTEST:		MEDALIST DIVERSIFIED, INC.

By:	/s/ C. Brent Winn, Jr.	By:	/s/ Francis P. Kavanaugh
Name:	C. Brent Winn, Jr.	Name:	Francis P. Kavanaugh
Title:	Chief Financial Officer	Title:	President and Chief Executive Officer